Exhibit 10.74

November 9, 2006

Alan Malus
Senior Vice President &
President, Customer Channels Group
Thermo Fisher Scientific Inc.
2000 Park Lane Drive
Pittsburgh, PA 15275

Dear Alan,

Congratulations! Last May, we communicated our intention to merge two world class leaders within our industry, Thermo Electron Corporation and Fisher Scientific International Inc., into a powerful new company. We are very excited that this vision has now been realized, resulting in the genesis of our new company, Thermo Fisher Scientific Inc., the world leader in serving science. This letter confirms my offer and your acceptance, to the position of Senior Vice President and President, Customer Channels Group, effective immediately.

In this position, you will report directly to the CEO and the position will be based in Pittsburgh, PA. You will be an officer of Thermo Fisher Scientific Inc. Your starting base salary will be $480,000 (annualized), and your target amount for annual incentive compensation will be 70% of base salary, and is subject to a multiplier of 0-2 times based on a combination of subjective and objective factors. For a period of two years after the closing of the merger, you will continue to be eligible for comparable benefits and for a long-term incentive opportunity that are not materially reduced from those levels in effect prior to the closing of the merger.

I am pleased to inform you that you have been granted an award of 151,400 stock options in our new company, Thermo Fisher Scientific Inc. In addition, I am delighted to inform you that you have been awarded 13,000 shares of restricted Thermo Fisher Scientific Common Stock as well as an additional Performance Enhancement Opportunity, that allows you to earn up to another 13,000 shares of Common Stock subject to specific company metrics being achieved in the future.

Please note that the awards above are subject to the terms and conditions, including vesting, of the applicable equity incentive plan and appropriate agreements. The terms and conditions of your awards as well as other relevant information will be delivered to you in a separate communication.

The equity awards above are also granted contingent upon your signing Thermo Fisher Scientific's Standard Non-Compete Agreement for executive band employees, a copy of which is enclosed. Please return a signed copy of it to Sheila Moylan in Waltham (81 Wyman Street Waltham, Massachusetts 02454) by November 10, 2006.  A return envelope is provided for your convenience. If you have any questions regarding the agreement, please contact John Piccione in Thermo Fisher's Legal Department at 781-622-1292 or by e-mail at john.piccione@thermofisher.com.

We both acknowledge and agree that your acceptance of this position cannot be used by you in the future as the basis for terminating your employment for "Good Reason" (as that term is defined in either the Fisher Scientific International Inc. 2005 Equity Incentive Plan or the Notice of Participation in the Fisher Scientific International Inc. Severance Plan for Key Employees that you previously received).

Also attached are the standard Executive Severance and Executive Change in Control Agreements which for new executives of Thermo Fisher.  Please return a signed copy of these two agreements to Sheila Moylan as soon as possible, but no later than November 21, 2006.

Since Thermo Electron’s standard policy does not provide for agreements guaranteering employment for any specific period of time, this letter is not intended to be construed as an employment contract and your employment will therefore remain “at will.”  Please acknowledge, sign and return a copy of this letter to me.  In the interim, should you have any questions, please contact me.

Congratulations on your appointment to this important position in the new Company.  Everyone is looking forward to working with you.  Welcome to the team!

Sincerely,

/s/ Marijn Dekkers
Marijn Dekkers
President & CEO

CC:  Steve Sheehan, Bill Burke

Attachments
1.	Non-Compete
2.	Executive Severance
3.	Executive Change in Control (C.I.C.)

By: /s/ Alan J. Malus                                                    ___________________
       Alan Malus